Exhibit 2.1
Seanergy Maritime Holdings Corp.
[●] Shares
Plus an option to purchase from the Company up to
[●] additional Shares to cover over-allotments
Common Stock
($0.0001 par value)
Underwriting Agreement
New York, New York
[●], 2010
Maxim Group LLC
Rodman & Renshaw, LLC
As the Representatives of the several Underwriters,
c/o Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Ladies and Gentlemen:
     Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), proposes to issue and sell (the “Offering”) to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, [●] shares of Common Stock, $0.0001 par value (“Common Stock”) of the Company (said shares to be issued and sold by the Company being hereinafter called the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to [●] additional shares of Common Stock to cover over-allotments, if any (the “Option Securities”; the Option Securities, together with the Underwritten Securities, being hereinafter called the “Securities”). To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. Certain terms used herein are defined in Section 21 hereof.
     Prior to this Agreement, the Company has also entered into agreements (the “Subscription Agreements”) providing for the sale by the Company (the “Concurrent Sale”) of a total of [●] shares of Common Stock (the “Concurrent Securities”) to Victor Restis and/or entities controlled by him (the “Purchaser in the Concurrent Sale”) at the public offering price set forth in the Prospectus (as defined below). The Company is offering the Concurrent Securities directly to the Purchaser in the Concurrent Sale. The Underwriters will receive no commissions or discounts on the Concurrent Securities. The Company acknowledges and agrees with the Underwriters that as between the Company on the one hand and the Underwriters on the other, the Company is the sole beneficiary of the Concurrent Sale and that none of the Underwriters has provided any services to the Company as to the structure or execution of the Concurrent Sale.
     It is understood that the form of prospectus to be used in connection with the offering and sale of the Securities shall have a Canadian “wrap-around” for purposes of distribution to Canadian persons or entities.
     It is understood and agreed by all parties that:
     (a) The Company was incorporated under the laws of the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act (the “BCA”) on January 4, 2008, initially under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp., a Marshall Islands corporation (the “Predecessor Entity”).
     (b) On August 28, 2008, pursuant to a Master Agreement dated May 20, 2008, and six separate memoranda of agreement, each dated as of May 20, 2008, the Company, the Predecessor Entity, several sellers affiliated with members of the Restis family, several investors affiliated with members of the Restis family and certain wholly owned subsidiaries of the Company completed a business combination and the Company, through certain of its wholly owned subsidiaries, took delivery of the M/V Davakis G, the M/V Delos Ranger and the M/V African Oryx. On September 11, 2008, the Company, through a wholly owned subsidiary, took delivery of the M/V Bremen Max. On September 25, 2008, the Company, through certain of its wholly owned subsidiaries, took delivery of the M/V Hamburg Max and the M/V African Zebra (together with the vessels described in the two preceding sentences, the “Seanergy Vessels”).
     (c) On January 27, 2009, pursuant to a proposal for the dissolution and liquidation of the Predecessor Entity adopted by the shareholders of the Predecessor Entity on August 26, 2008, the Predecessor Entity filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands and distributed to each holder of shares of common stock of the Predecessor Entity one share of common stock of the Company for each share of common stock of the Predecessor Entity owned by such holders.
     (d) On August 12, 2009, the Company acquired a 50% interest in Bulk Energy Transport (Holdings) Limited, a Marshall Islands corporation (“BET”). Pursuant to a Shareholders’ Agreement (the “BET Shareholders’ Agreement”) dated August 12, 2009, between the Company, BET and Mineral Transport Holdings Inc., a Marshall Islands corporation, the other equity holder in BET and an affiliate of members of the Restis family (“Mineral Transport”), the Company is entitled to appoint a majority of the board of directors of BET. BET’s fleet of vessels consists of the BET Commander, the BET Fighter, the BET Prince, the BET Scouter and the BET Intruder (the “BET Vessels”, and together with the Seanergy Vessels, the “Vessels” and each a “Vessel”).
     (e) On May 20, 2008, pursuant to a Management Agreement (the “Seanergy Management Agreement”) between Seanergy Management Corp., a Marshall Islands corporation and a wholly owned subsidiary of the Company (“Seanergy Management”), and Enterprises Shipping and Trading, S.A., a Liberian corporation controlled by members of the Restis family (the “Manager”), the Manager agreed to technically manage all of the Seanergy Vessels.
     (f) On August 12, 2009, pursuant to a Management Agreement (the “BET Management Agreement” and, together with the Seanergy Management Agreement, the “Management Agreements”) between BET and the Manager, the Manager agreed to technically manage all of the BET Vessels.
     (g) On May 20, 2008, pursuant to a Brokerage Agreement (the “Seanergy Brokerage Agreement”) between Seanergy Management and Safbulk Pty Ltd., a South African company controlled by members of the Restis family (the “Seanergy Broker”), the Seanergy Broker agreed to provide chartering services for the Seanergy Vessels.
     (h) On August 12, 2009, pursuant to a Brokerage Agreement (the “BET Brokerage Agreement” and, together with the Seanergy Brokerage Agreement, the “Brokerage Agreements”) between BET and Safbulk Maritime S.A., a Marshall Islands corporation controlled by members of the Restis family (the “BET Broker”), the BET Broker agreed to provide chartering services for the BET Vessels.
     The entities listed in Schedule II hereto are referred to herein as (i) the “Seanergy Vessel Owning Subsidiaries” in respect of the Seanergy Vessels and (ii) the “BET Vessel Owning Subsidiaries” in respect of the BET Vessels, and collectively the “Vessel Owning Subsidiaries”. The Company, BET, the Vessel Owning Subsidiaries and Seanergy Management Corp. are collectively referred to herein as the “Seanergy/BET Entities”.
          1. Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, each Underwriter that:
     (a) Registration. The Company has prepared and filed with the Commission a registration statement (file number 333-161961) on Form F-1, including a related Preliminary Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Company may have filed one or more amendments thereto, including one or more Preliminary Prospectuses, each of which has previously been furnished to you. The Company will next file with the Commission a final prospectus in accordance with Rules 430A and 424(b). The Company has included in such registration statement, as amended at the Effective Date, all information (other than Rule 430A Information) required by the Act and the rules thereunder to be included in such registration statement and the Prospectus. As filed, such final prospectus shall contain all Rule 430A Information, together with all other such information required by the Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the latest Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein.

     (b) No Material Misstatements or Omissions in Registration Statement and Prospectus. On the Effective Date, the Registration Statement did or will, and when the Prospectus is first filed (if required) in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased hereunder, if such date is not the Closing Date (an “Option Closing Date”), the Prospectus (and all supplements thereto) will, comply in all material respects with the applicable requirements of the Act and the rules thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any Option Closing Date, the Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the statements made or to be made in such documents that are covered by Rule 175(b) under the Act were made or will be made with a reasonable basis and in good faith; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.
     (c) No Material Misstatements or Omissions in Disclosure Package. As of the Execution Time, the Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Prospectus, when taken together as a whole did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.
     (d) Formation and Qualification. Each of the Seanergy/BET Entities has been duly organized and is validly existing, in good standing under the laws of the jurisdiction in which it is chartered or organized, and is duly registered or qualified to do business and is in good standing as a foreign entity, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure so to register or qualify would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect”, as used throughout this Agreement, means a material adverse effect on the condition (financial or otherwise), earnings, results of operations, business, properties, assets or prospects of the

Seanergy/BET Entities, taken as a whole. Each of the Seanergy/BET Entities has all limited liability company or corporate, as the case may be, power and authority necessary to own or lease its properties currently owned or leased and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus.
     (e) Valid Issuance of the Common Stock. At the Closing Date or the Option Closing Date, the Underwritten Securities and the Option Securities, as the case may be, will be duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.
     (f) Ownership of the Seanergy Vessel Owning Subsidiaries. The Company owns, directly or indirectly, 100% of the equity interests in each of the Seanergy Vessel Owning Subsidiaries; such equity interests are duly authorized and validly issued in accordance with the organizational documents of each Seanergy Vessel Owning Subsidiary (the “Seanergy Vessel Owning Subsidiaries’ Organizational Documents”) and are fully paid and nonassessable; and the Company owns such equity interests free and clear of all pledges, liens, encumbrances, security interests, charges, equities or other claims (collectively, “Liens”) except for Liens under the Seanergy Credit Agreement (as defined below).
     (g) Ownership of BET. The Company owns, directly or indirectly, 50% of the equity interests in BET; such equity interests are duly authorized and validly issued in accordance with the organizational documents of BET (the “BET Organizational Documents”), and are fully paid and nonassessable; and the Company owns such equity interests free and clear of all Liens.
     (h) Ownership of the BET Vessel Owning Subsidiaries. BET owns, directly or indirectly, 100% of the equity interests in each of the BET Vessel Owning Subsidiaries; such equity interests are duly authorized and validly issued in accordance with the organizational documents of each BET Vessel Owning Subsidiary (the “BET Vessel Owning Subsidiaries’ Organizational Documents”), and are fully paid and nonassessable; and BET owns such equity interests free and clear of all Liens except for Liens under the BET Credit Agreement (as defined below).
     (i) Ownership of Seanergy Management. The Company owns, directly or indirectly, 100% of the equity interests in Seanergy Management; such equity interests are duly authorized and validly issued in accordance with the organizational documents of Seanergy Management (the “Seanergy Management Organizational Documents”) and are fully paid and nonassessable; and the Company owns such equity interests free and clear of all Liens.
     (j) No Other Subsidiaries. Other than its interests in the Vessel Owning Subsidiaries, Seanergy Management and BET, the Company does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the BET Vessel Owning Subsidiaries, BET does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
     (k) No Preemptive Rights or Options. Except as described in the Disclosure Package and the Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests of any of the Seanergy/BET Entities. Except as described in the Disclosure Package and the Prospectus, there are no outstanding options or warrants to purchase (i) any shares of Common Stock or other interests in the Company or (ii) any equity interests in any Vessel Owning Subsidiary or BET.
     (l) No Registration Rights. Except as described in the Disclosure Package and the Prospectus, no holder of securities of any of the Seanergy/BET Entities has rights to the registration of such securities under the Registration Statement.
     (m) Capitalization. As of September 30, 2009, the Company had, on the consolidated basis indicated in the Disclosure Package and the Prospectus (and any amendment or supplement thereto), a capitalization as set forth therein.
     (n) Authority and Authorization. The Company has all requisite corporate power and authority to issue, sell and deliver the Securities and the Representatives’ Securities, in accordance with and upon the terms and conditions set forth in this Agreement, the Registration Statement and the Prospectus. At the Closing Date and each Option Closing Date, all corporate action required to be taken by the Seanergy/BET Entities or any of their stockholders, partners or members for the authorization, issuance, sale and delivery of the Securities and the Representatives’ Securities, shall have been validly taken.
     (o) The Concurrent Sale. The Company has all requisite corporate power and authority to make the Concurrent Sale, to execute and deliver the Subscription Agreements and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization of the Concurrent Sale and the due and proper execution and delivery by it of the Subscription Agreements and the consummation by it of the transactions contemplated thereby has been duly and validly taken. The Concurrent Sale conforms, and will conform, in all material respects to the requirements of the Securities Act, the securities laws of any applicable foreign jurisdiction and any other applicable laws, rules and regulations. The Concurrent Securities have been duly and validly authorized and, when delivered to and paid for by the Purchaser in the Concurrent Sale pursuant to the Subscription Agreements, will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus and will be validly issued, fully paid and nonassessable. The Company shall be solely responsible for the contents of any disclosure documents used in the offering of the Concurrent Securities, and the Company represents, warrants and agrees that such documents will not, as of the date of any offer or sale of the Concurrent Securities, conflict with the information in the Disclosure Package and the Prospectus or contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (p) Execution and Delivery of this Agreement. This Agreement has been duly authorized, validly executed and delivered by the Company.
     (q) Enforceability of Operative Agreements.
     (1) Each of the Seanergy Vessel Owning Subsidiaries’ Organizational Documents, the BET Vessel Owning Subsidiaries’ Organizational Documents, the Seanergy Management Organizational Documents and the BET Organizational Documents has been duly authorized, executed and delivered by the appropriate Vessel Owning Subsidiary or BET, as applicable;
     (2) the Financial Agreement between Marfin Egnatia Bank Societe Anonyme, Martinique International Corp., Harbour Business International Corp., Amazons Management Inc., Lagoon Shipholding Inc., Cynthera Navigation Ltd. and Waldeck Maritime Co. dated as of August 27, 2008, as amended by the Addendum No. 1 thereto dated as of September 9, 2009, and as further amended by Addendum No. 2 thereto dated as of November 13, 2009 (as amended, the “Seanergy Credit Agreement”), and the Facility Agreement between Creighton Development Inc., Lewisham Maritime Inc., Pulford Ocean Inc., Rayford Navigation Corp., Rossington Marine Corp., Quex Shipping Inc., Citibank International plc and the banks and financial institutions party thereto, dated as of June 26, 2007, as amended and supplemented by a supplemental agreement dated as of October 16, 2007, a supplemental letter dated as of July 10, 2008 and a Second Supplemental Agreement dated as of September 30, 2009, which, among other things, amends and restates the facility agreement as set forth in Schedule 3 thereto (as amended and supplemented, the “BET Credit Agreement” and together with the Seanergy Credit Agreement, the “Credit Agreements”) have been duly authorized, executed and delivered by each Seanergy/BET Entity that is a party thereto and, assuming the due authorization, execution and delivery by the other parties thereto, are valid and legally binding agreements of each Seanergy/BET Entity that is a party thereto, enforceable against it in accordance with their respective terms; and
     (3) each of the following agreements has been duly authorized, executed and delivered by each Seanergy/BET Entity that is a party thereto, and is a valid and legally binding agreement of each of them, enforceable against each of them in accordance with its terms: (i) the Management Agreements; (ii) the Brokerage Agreements, and (iii) the BET Shareholders’ Agreement;

provided that, with respect to each agreement described in this Section 1(q), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     The Credit Agreements, the Management Agreements, the Brokerage Agreements and the BET Shareholders’ Agreement are herein collectively referred to as the “Operative Agreements.”
     (r) Enforceability of Other Agreements. Each of the agreements listed on Schedule III (collectively, the “Other Agreements”) has been duly authorized, executed and delivered by each of the Seanergy/BET Entities party thereto and, assuming the due authorization, execution and delivery by the other parties thereto, is a valid and legally binding agreement of such Seanergy/BET Entity, enforceable against it in accordance with its terms, except where the failure to be enforceable would not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to materially impair the ability of any of the Seanergy/BET Entities to perform their obligations under this Agreement, the Operative Agreements or the Other Agreements; provided that, with respect to each agreement described in this Section 1(r), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (s) No Conflicts. None of the offering, issuance and sale by the Company of the Securities, the Concurrent Securities or the Representatives’ Securities, the execution, delivery and performance of this Agreement or the Subscription Agreements by the Company or the application of the proceeds from the sale of the Securities and the Concurrent Securities as described under “Use of Proceeds” in the Prospectus (i) conflicts or will conflict with or constitutes or will constitute a violation of any articles of incorporation, bylaws or other organizational documents of any of the Seanergy/BET Entities, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, contract, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement, or instrument to which any of the Seanergy/BET Entities is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, law, rule, regulation, judgment, order or decree applicable to any of the Seanergy/BET Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Seanergy/BET Entities or any of their properties, or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Seanergy/BET Entities.
     (t) No Consents. Except for (i) the registration of the Securities and the Representatives’ Securities under the Act, (ii) such Consents (as defined herein), approvals, authorizations, registrations or qualifications as may be required under the

Exchange Act, and applicable state securities or “Blue Sky” laws in connection with the purchase and distribution of Securities by the Underwriters, (iii) such Consents that have been, or prior to the Closing Date will be, obtained, and (iv) as disclosed in the Disclosure Package and the Prospectus, no permit, consent, approval, authorization, order, registration, filing or qualification (“Consent”) of or with any court, governmental agency or body having jurisdiction over any of the Seanergy/BET Entities or any of their respective properties is required in connection with the offering, issuance and sale by the Company of the Securities or the Representatives’ Securities, the execution, delivery and performance of this Agreement by the Seanergy/BET Entities parties hereto or the consummation of the transactions contemplated by this Agreement.
     (u) No Default. None of the Seanergy/BET Entities is (i) in violation of its articles of incorporation, bylaws or other organizational documents, (ii) in breach of or in default under (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing under) any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it is or may be bound or to which any of its properties or assets is subject, except where such breach or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree applicable to any of the Seanergy/BET Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Seanergy/BET Entities or any of their properties, except where such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no third party to any indenture, contract, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement, obligation, condition, covenant or instrument to which any of the Seanergy/BET Entities is a party or by which any of them are bound or to which any of their properties are subject, is in default under any such agreement, which breach, default or violation, if continued, could reasonably be expected to have a Material Adverse Effect.
     (v) Conformity of Securities to Description in Prospectus. The Securities and the Representatives’ Securities, when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus.
     (w) No Material Adverse Change. Since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (i) no Seanergy/BET Entity has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (ii) there has not been any material change in the capitalization or material increase in the short-term debt or long-term debt of the Seanergy/BET Entities or any material adverse change, or any development involving or which might reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the condition (financial or otherwise), earnings, stockholders’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Seanergy/BET Entities, taken as a whole, and (iii) none of the Seanergy/BET Entities has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Seanergy/BET Entities taken as a whole, otherwise than as set forth or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).
     (x) Financial Statements. The Company’s consolidated financial statements (including the related notes and supporting schedules), the consolidated financial statements of the Predecessor Entity, the combined financial statements of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A., and Kalithea Maritime S.A. (including the related notes and supporting schedules) and the consolidated financial statements of BET (including the related notes and supporting schedules) included in the Registration Statement, the Disclosure Package and the Prospectus (i) present fairly the financial condition, results of operations and cash flows of the entities or businesses purported to be shown thereby on the basis stated therein, at the respective dates or for the respective periods indicated, (ii) comply as to form with the applicable accounting requirements of the Act and (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the caption “Selected Financial Data” in the Registration Statement, the Disclosure Package and the Prospectus fairly present, on the basis stated in the Registration Statement, the Disclosure Package and the Prospectus, the information included therein. The pro forma financial statements included the Registration Statement, the Disclosure Package and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included the Registration Statement, the Disclosure Package and the Prospectus. The pro forma financial statements included in the Registration Statement, the Disclosure Package and the Prospectus comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.
     (y) Independent Registered Public Accounting Firms. The accountants, (i) PricewaterhouseCoopers, S.A., who have reviewed the unaudited condensed consolidated balance sheet of the Company as of June 30, 2009, and September 30, 2009, the unaudited condensed consolidated statements of operations of the Company for the three and six month periods ended June 30, 2009 and the three and nine month periods ended September 30, 2009, the unaudited condensed consolidated statements of cash flows and of changes in equity of the Company for the six month period ended June 30, 2009 and nine-month period ended September 30, 2009, (ii) KPMG Certified Auditors AE, who have certified (A) the consolidated balance sheets of the Predecessor Entity and its subsidiaries as of December 31, 2008 and the consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, (B) the combined balance sheets of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. as of December 31, 2007 and 2006, and the combined statements of income, changes in equity and cash flows for each of the years in the three year period ended December 31, 2007, and (C) the consolidated balance sheets of BET as of December 31, 2008 and 2007, and the consolidated statements of income, changes in equity and cash flows for each of the years in the two year period ended December 31, 2008, and the period from December 18, 2006 to December 31, 2006, and (iii) Weinberg & Company, P.A., who have certified the consolidated balance sheets of the Predecessor Entity and its subsidiaries as of December 31, 2007 and the consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and the period from August 15, 2006 to December 31, 2006, including, in each case, the related notes and supporting schedules included in the Registration Statement, the Disclosure Package and the Prospectus and delivered their reports with respect to the audited financial statements included in the Registration Statement, the Disclosure Package and the Prospectus, were and are independent registered public accounting firms with respect to such entities within the meaning of the Act and the applicable published rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board.
     (z) Transfer Taxes. There are no transfer taxes or other similar fees or charges under U.S. federal law or the laws of any state, the Marshall Islands or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement, the issuance or sale by the Company of the Securities, the Concurrent Securities or the Representatives’ Securities or the consummation of the transactions contemplated by this Agreement.
     (aa) Title to Properties. The Company and the Vessel Owning Subsidiaries have good and marketable title to all real property and good title to all personal property described in the Disclosure Package and the Prospectus owned by the Company and the Vessel Owning Subsidiaries, and each Vessel Owning Subsidiary identified on Schedule II is the sole owner of the Vessel set forth opposite its name on Schedule II, in each case free and clear of all Liens except (i) that arise under the Credit Agreements or (ii) as do not materially affect the value of such properties, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future, as described in the Disclosure Package and the Prospectus (the Liens described in clauses (i) and (ii) above being “Permitted Liens”); provided, that with respect to any interest in real property and buildings held under lease by the Company or any of the Vessel Owning Subsidiaries, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), with such exceptions as do not materially interfere with the use of the properties of the Seanergy/BET Entities, taken as a whole, as they have been used in the past as described in the Disclosure Package and the Prospectus and are proposed to be used in the future as described in the Disclosure Package and the Prospectus.

     (bb) Vessel Registration. Each vessel identified in Schedule II is duly registered under the laws of the jurisdiction set forth on Schedule II in the name of the applicable Vessel Owning Subsidiary identified in Schedule II, free and clear of all Liens except for Permitted Liens.
     (cc) Permits. Each of the Seanergy/BET Entities has such permits, Consents, licenses, franchises, concessions, certificates and authorizations (“Permits”) of, and has made all declarations and filings with, all U.S. federal, provincial, state, local or foreign governmental or regulatory authorities, all self-regulatory organizations and all courts and other tribunals, as are necessary to own or lease its properties and to conduct its business in the manner described in the Disclosure Package and the Prospectus, subject to such qualifications as may be set forth in the Disclosure Package and the Prospectus and except for such Permits, declarations and filings that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; except as set forth in the Disclosure Package and the Prospectus, each of the Seanergy/BET Entities has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Permits contains any restriction that is materially burdensome to the Seanergy/BET Entities, taken as a whole.
     (dd) Insurance. Except as set forth in the Disclosure Package and the Prospectus, the Seanergy/BET Entities are insured by insurers of recognized financial responsibility covering against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance insuring the Seanergy/BET Entities or their respective businesses, assets, employees, officers and directors are in full force and effect; the Seanergy/BET Entities are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by any of the Seanergy/BET Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Seanergy/BET Entities has been refused any insurance coverage sought or applied for; and the Company believes that each of the Seanergy/BET Entities will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.
     (ee) Contracts to be Described. To the knowledge of the Company, there is no agreement, franchise, contract, indenture, lease or other document or instrument of a character required to be described in the Registration Statement, the Disclosure Package or Prospectus which is not described as required.

     (ff) Litigation. There is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the best knowledge of the Company, threatened, to which any of the Seanergy/BET Entities is or could reasonably be expected to be made a party or to which the business or property of any of the Seanergy/BET Entities is or could reasonably be expected to be made subject or that would be required to be disclosed in the Registration Statement which is not adequately disclosed in the Disclosure Package and the Prospectus as required, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency or, to the knowledge of the Company, that has been proposed by any governmental agency, and (iii) no injunction, restraining order or order of any nature issued by a Federal or state court or foreign court of competent jurisdiction to which any of the Seanergy/BET Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, (A) could reasonably be expected to (1) individually or in the aggregate have a Material Adverse Effect, or (2) prevent or result in the suspension of the offering and issuance of the Securities or the Representatives’ Securities, or (B) questions the validity of this Agreement, any Operative Agreement or any Other Agreement.
     (gg) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any Seanergy/BET Entity, on the one hand, and the directors, officers, members, partners, stockholders, customers or suppliers of any Seanergy/BET Entity, on the other hand, that is required to be described in the Disclosure Package and the Prospectus that is not so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Seanergy/BET Entity to or for the benefit of any of the officers, directors or managers of any Seanergy/BET Entity or their respective family members, except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus. No Seanergy/BET Entity has, in violation of the Sarbanes-Oxley Act of 2002, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of any Seanergy/BET Entity.
     (hh) Sarbanes-Oxley Act of 2002. Each of the Seanergy/BET Entities is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission and the Nasdaq Marketplace Rules that are effective and applicable to each of the Seanergy/BET Entities.
     (ii) No Labor Dispute. No labor problem or dispute with the employees of the Seanergy/BET Entities exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or the Seanergy/BET Entities’ principal suppliers, contractors or customers, that, in each case, could reasonably be expected to have a Material Adverse Effect.
     (jj) Tax Returns. Each of the Seanergy/BET Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file could not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as could not reasonably be expected to have a Material Adverse Effect.
     (kk) Books and Records. Each Seanergy/BET Entity maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (ll) Disclosure Controls. The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such “disclosure controls and procedures” are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures and determined that they are effective in all material respects to perform the functions for which they were established as required by Rule 13a-15 of the Exchange Act. Based solely on the evaluation of its disclosure controls and procedures by the Company’s disclosure committee pursuant to its regular procedures, the Company is not aware of any deficiencies in the design or operation of its disclosure controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report the information required to be disclosed by the Company in reports that it files or submits under the Exchange Act within the time periods specified in the Commission’s rules and forms.
     (mm) Internal Control Over Financial Reporting. The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a -15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as specified in the documents incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, since the date of the most recent evaluation of such internal controls over financial reporting, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

     (nn) Environmental Compliance. Each Seanergy/BET Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses, certificates or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) has not received notice of any actual or potential liability under any Environmental Law, and (iv) is not a party to or affected by any pending or, to the knowledge of the Company, threatened action, suit, investigation or proceeding, is not bound by any judgment, decree or order, and has not entered into any agreement, in each case relating to any alleged violation of or liability under any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials, nor has there been any such release for which any Seanergy/BET Entity is or may be liable, except where such noncompliance or deviation from that described in (i) — (iv) above, or any such release of Hazardous Materials, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Seanergy/BET Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”). The term “Hazardous Materials” means (A) any “hazardous substance” as defined in CERCLA, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous, toxic or other chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.
     (oo) Effect of Environmental Laws. In the ordinary course of its business, each Seanergy/BET Entity periodically reviews the effect of Environmental Laws on its business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, each Seanergy/BET Entity has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect.
     (pp) Intellectual Property. The Seanergy/BET Entities own or possess rights to use, on reasonable terms, all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, technology, know-how and other intellectual property necessary for the conduct of their respective businesses, except where the failure to possess such rights could not reasonably be expected to have a Material Adverse Effect, and the Seanergy/BET Entities believe that the conduct of their respective businesses does not conflict with, and the Seanergy/BET Entities have not received any notice of any claim of conflict with, any such rights of others.
     (qq) No Distribution of Other Offering Materials. The Company has not distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Securities, will not distribute, any prospectus (as defined under the Act) or any Free Writing Prospectus in connection with the offering and sale of the Securities other than the Registration Statement, any Preliminary Prospectus, the Prospectus or other materials, if any, permitted by the Act, including Rule 134 under the Act.
     (rr) Investment Company. None of the Seanergy/BET Entities is now, and after the issuance and sale of the Securities, the Concurrent Securities and the Representatives’ Securities and application of the net proceeds from such sales as described in the Prospectus under the caption “Use of Proceeds” will not be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”).
     (ss) Passive Foreign Investment Company. The Company is not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1296 of the Code.
     (tt) Foreign Corrupt Practices Act. No Seanergy/BET Entity, nor any director, officer, agent, employee or affiliate of any Seanergy/BET Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA, and each of the Seanergy/BET Entities and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
     (uu) Sanctions Laws and Regulations. Neither the issuance and sale of the Securities or the Representatives’ Securities by the Company hereunder nor the use of the proceeds thereof will cause any U.S. person participating in the offering, either as underwriter and/or purchasers of the Securities, to violate the Trading With the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (all such laws and regulations collectively referred to as the “Sanctions Laws and Regulations”) or any enabling legislation or executive order relating thereto.
     (vv) OFAC. None of the Seanergy/BET Entities is, and, to the knowledge of the Company, no director, officer, agent, employee or affiliate of any of the Seanergy/BET Entities is, currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Seanergy/BET Entities will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (ww) Money Laundering Laws. The operations of the Seanergy/BET Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Seanergy/BET Entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
     (xx) Brokers. Except as described in the Disclosure Package and the Prospectus, there are no contracts, agreements or understandings between any Seanergy/BET Entity and any person that would give rise to a valid claim against any Seanergy/BET Entity or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Securities.
     (yy) Market Stabilization. None of the Seanergy/BET Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or the Concurrent Securities.
     (zz) Prohibition on Dividends. Except as provided in the Credit Agreements and by Section 43 of the BCA, no Vessel Owning Subsidiary is prohibited, directly or indirectly, from paying any dividends to the Company or BET, as the case may be, from making any other distribution on such subsidiary’s equity securities, from repaying to the Company or BET, as the case may be, any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or BET, as the case may be, or any other subsidiary of the Company. Except as provided in the Credit Agreements, the stockholders’ agreement for BET and by Section 43 of the BCA, BET is not prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its equity securities, from repaying to the Company any loans or advances to it from the Company or from transferring any of its property or assets to the Company or any other subsidiary of the Company.
     (aaa) Statistical and Market Data. The statistical and market-related data included in the Disclosure Package, the Prospectus and the Registration Statement are based on or derived from sources which the Company believes to be reliable and accurate.
     (bbb) No Restrictions. There are no restrictions on subsequent transfers of the Securities or the Representatives’ Securities under the laws of the Republic of the Marshall Islands.

     (ccc) Immunity. Neither of the Company nor any of its properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the United States or the Republic of the Marshall Islands or any political subdivisions thereof.
     (ddd) Taxes. No capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the Republic of the Marshall Islands, or to any political subdivision or taxing authority of either thereof or therein in connection with the sale and delivery by the Company of the Securities or the Representatives’ Securities to or for the respective accounts of the Underwriters or the sale and delivery by the Underwriters of the Securities to the initial purchasers thereof.
     (eee) Dividends and Distributions. All dividends and other distributions declared and payable on the shares of capital stock of the Company may, under the current laws and regulations of the Republic of the Marshall Islands and any political subdivisions thereof, be paid in United States dollars and may be freely transferred out of the Republic of the Marshall Islands, and all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the Republic of the Marshall Islands and are otherwise free and clear of any other tax, withholding or deduction and without the necessity of obtaining any Consents of or with any court or governmental agency or body in the Republic of the Marshall Islands or any political subdivision thereof.
     (fff) Business in the Marshall Islands. The Company is not carrying on any business or conducting any transactions in the Republic of the Marshall Islands.
     (ggg) Ownership of Common Stock. Other than the entities listed in Schedule VI hereto, none of Victor Restis, Bella Restis, Katia Restis or Claudia Restis, or any entity controlled by or affiliated with any of them owns, directly or indirectly, shares of Common Stock.
     (hhh) Representatives’ Warrants. The Representatives’ Warrants (as defined herein) have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms; provided that, with respect to the Representatives’ Warrants, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The shares of Common Stock underlying the Representatives’ Warrants have been duly authorized for issuance, will conform to the description thereof in the Disclosure Package and in the Prospectus and have been validly reserved for future issuance and will, upon exercise of the Representatives’ Warrants and payment of the exercise price thereof, be duly and validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to preemptive or similar rights to subscribe for or purchase securities of the Company. The issuance of such securities is not subject to any statutory preemptive rights under the laws of the Republic of the Marshall Islands or the Company’s organizational documents as in effect at the time of issuance, rights of first refusal or other similar rights of any securityholder of the Company.
     Any certificate signed by any officer of the Company and delivered to the Representatives or to counsel for the Underwriters in connection with the offering of the Securities or the Representatives’ Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.
          2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $[•] per share, the amount of the Underwritten Securities set forth opposite such Underwriter’s name in Schedule I hereto. In addition, subject to the terms and conditions herein, including the sale of the Underwritten Securities, and in reliance upon the representations and warranties herein set forth, the Company shall pay the Underwriters, pro rata based on the number of Underwritten Securities purchased, a corporate finance fee equal to one percent (1%) of the public offering price, or $[•] per Underwritten Security. The corporate finance fee shall be paid to the Underwriters for the structuring of the terms of the Offering.
     (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to [•] Option Securities at the same purchase price per share as the Underwriters shall pay for the Underwritten Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time and from time to time on or before the 45th day after the Closing Date upon written or telegraphic notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are exercising the option and the Option Closing Date. The number of Option Securities to be purchased by each Underwriter shall be the same percentage of the total number of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional shares. In addition, subject to the terms and conditions herein, including the sale of the Underwritten Securities, and in reliance upon the representations and warranties herein set forth, the Company shall pay the Underwriters, pro rata based on the number of Option Securities purchased, a corporate finance fee equal to one percent (1%) of the public offering price, or $[•] per Option Security. The corporate finance fee shall be paid to the Underwriters for the structuring of the terms of the Offering.
     (c) As additional consideration, the Company agrees to issue and sell to the Representatives (and/or their respective designees) on the Closing Date (or the Option Closing Date, as applicable) warrants (the “Representatives’ Warrants”), to be split evenly by the Representatives, for the purchase of an aggregate of [•] shares of Common Stock (which is equal to 5.0% of the aggregate number of the Underwritten Securities and the Option Securities) for an aggregate purchase price of $100. The Representatives’

Warrants shall be exercisable, in whole or in part, for a period commencing on the date that is six months from the Effective Date and expiring on the five-year anniversary of the Effective Date at an initial exercise price per share of $[•], which is equal to one hundred and ten percent (110%) of the public offering price per Security. The Representatives’ Warrants shall not be redeemable. The Representatives’ Warrants and the shares of Common Stock issuable upon exercise of the Representatives’ Warrants are herein referred to collectively as the “Representatives’ Securities.”
     (d) The Representatives reserve the right to reduce any item of compensation or adjust the terms thereof in a manner not adverse to the Company as specified herein in the event that a determination shall be made by FINRA to the effect that the Underwriters’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.
          3. Delivery and Payment. Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at 9:00 a.m., New York City time, on [•], 2010, at the offices of Cravath, Swaine & Moore LLP, New York, New York, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.
          If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 405 Lexington Avenue, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the Option Closing Date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.
          4. Offering by Underwriters. (a) It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.
     (b) Each Underwriter, severally and not jointly, represents and warrants to, and agrees with, the Company that (i) it will not be providing from or within Cyprus any

“Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the Securities, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each book running manager has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.
          5. Agreements. The Company agrees with the several Underwriters that:
     (a) Preparation of the Prospectus and Registration Statement. The Company will use its best efforts to cause the Registration Statement, if not effective at the Execution Time and any amendment thereof, to become effective. Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus or any Preliminary Prospectus) to the Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished to you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. Subject to the foregoing sentence, if the Registration Statement has become or becomes effective pursuant to Rule 430A, or filing of the Prospectus is otherwise required under Rule 424(b), the Company will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Registration Statement, if not effective at the Execution Time, shall have become effective, (ii) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (iii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iv) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (v) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.
     (b) Notification Regarding Disclosure Package. If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package will cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.
     (c) Filing of Amendment or Supplement. If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the rules thereunder, the Company promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 6, an amendment or supplement which will correct such statement or omission or effect such compliance; and (iii) supply any supplemented prospectus to you in such quantities as you may reasonably request.
     (d) Reports to Shareholders. As soon as practicable, but in any event not later than 180 days after the close of the period covered thereby, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.
     (e) Copies of Reports. The Company will furnish or make available via the Commission’s Interactive Data Electronic Applications (“IDEA”) to its shareholders annual reports containing financial statements audited by independent public accountants. The Company will, for a period of two years from the Closing Date, furnish or make available via IDEA to the Underwriters a copy of each annual report, current report and all other documents, reports and information furnished by the Company to holders of the Securities (excluding any periodic income tax reporting materials) or filed with any securities exchange or market pursuant to the requirements of such exchange or market or with the Commission pursuant to the Act or the Exchange Act (other than any annual chief executive officer certification and annual written affirmations to the NASDAQ Stock Market).
     (f) Signed Copies of the Registration Statement. The Company will furnish to the Representatives and counsel for the Underwriters signed copies of the Registration

Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus and the Prospectus and any supplement thereto as the Representatives may reasonably request.
     (g) Qualification of Securities. The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will, from time to time, prepare and file such statements and reports as are or may be reasonably required of it to continue such qualifications in effect for so long a period as the Underwriters may reasonably request for the distribution of the Securities.
     (h) Lock-up Period; Lock-up Letters. The Company will not and will cause its subsidiaries, directly or indirectly, not to, without the prior written consent of Maxim Group LLC and Rodman & Renshaw, LLC, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any other shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this Underwriting Agreement (the “restricted period”); provided, however, that (i) the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time and disclosed in the Disclosure Package and the Prospectus, (ii) the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and disclosed in the Disclosure Package and the Prospectus, (iii) the Company may issue the Concurrent Securities in the Concurrent Sale, (iv) the Company may issue the Representatives’ Securities, and (v) after the 60th day of the restricted period, the Company may file one or more shelf registration statements with the Commission, including a base prospectus but may not file an amendment to the registration statement containing a supplemental prospectus. Notwithstanding the foregoing, if (x) during the last 17 days of the restricted period the Company issues an earnings release or announces material news or a material event relating to the Company occurs, or (y) prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event. The Company will provide the Representatives and any co-managers and each individual subject to the restricted period pursuant to the lock-up letters described in Section 6(q) with prior notice of any such announcement that gives rise to an extension of the restricted period.
     (i) Compliance with the Sarbanes-Oxley Act. Each of the Seanergy/BET Entities will comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the directors and officers of the Seanergy/BET Entities, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.
     (j) Concurrent Sale. The Company will comply with all applicable securities and other laws, rules and regulations in each jurisdiction in which the Concurrent Securities are offered in connection with the Concurrent Sale.
     (k) Subscription Agreements. Prior to the execution of this Agreement, the Company and the Purchaser in the Concurrent Sale have executed and delivered the Subscription Agreements. The Subscription Agreements are in the form as previously provided to the Representatives and will not be amended.
     (l) Offers in the Concurrent Sale. The Company will offer [●] shares of Common Stock in the Concurrent Sale and will not terminate the Concurrent Sale without the prior written consent of the Representatives. Attached as Schedule V hereto is a schedule prepared by the Company, which sets forth all offers and sales of the Concurrent Securities.
     (m) Price Manipulation. The Seanergy/BET Entities will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (n) Expenses. The Company agrees to pay the costs and expenses relating to the following matters: all filing fees and communication expenses relating to the registration of the Securities with the Commission and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such Securities on the Nasdaq Global Market; all fees, expenses and disbursements relating to the registration or qualification of such Securities under the “blue sky” securities laws of such states and other jurisdictions as the Representatives may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of the Representatives’ counsel, it being agreed that: if the Offering is commenced on the Nasdaq Global Market System, the Company shall make a one-time payment of $5,000 to such counsel on or prior to the Closing Date and a payment to cover all filing fees upon the commencement of “blue sky” work by such counsel, with the balance of such counsel fees and expenses to be due on the Closing Date)); the costs of all mailing and printing of the underwriting documents (including this Agreement, any “blue sky” surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representatives may reasonably deem necessary; the costs and expenses of the Company’s public relations firm, if any; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of any securities from the Company to the Representatives; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and its other agents and representatives.
     (o) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities and the Concurrent Securities in the manner specified in the Disclosure Package and the Prospectus under “Use of Proceeds.”
     (p) Rule 463. The Company will file with the Commission such information in Form 20-F as may be required by Rule 463 under the Act.
     (q) Investment Company. For a period of five years after the later of (i) the Closing Date and (ii) the Option Closing Date, the Company will use its best efforts to ensure that no Seanergy/BET Entity, nor any subsidiary thereof, shall become an “investment company” as defined in the 1940 Act.
     (r) Sanctions Laws and Regulations. The Company will not take, and will cause each subsidiary not to take, directly or indirectly, any action that might reasonably be expected to result in a violation by any U.S. person participating in the offering of the Sanctions Laws and Regulations with respect to the sale of the Securities hereunder. Further, the Company will not use, and will cause each subsidiary not to use, the proceeds from the sale of the Securities, directly or indirectly, for any purpose or activity that would cause the Underwriters or any purchaser of the Securities to be in violation of the Sanctions Laws and Regulations or any agent or “Specially Designated National” of any country the subject of the Sanctions Laws and Regulations, or any person or entity of any country the subject of the Sanctions Laws and Regulations.
     (s) Press Releases. For a period ending at 5:00 p.m. New York City time on the first business day following the forty-fifth day following the Closing Date, the Company will not issue press releases or engage in any other publicity, other than normal and customary releases issued in the ordinary course of the Company’s business, without providing the Representatives’ with a period to review the contents of and comment on the proposed press release or other publicity, such review period ending not later than 4:00 p.m. New York City time on the day the press release or other publicity is received by the Representatives; provided that in no event will the Representatives’ have less than eight hours to review such press release or other publicity.

          6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any Option Closing Date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates delivered pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:
     (a) If the Registration Statement has not become effective prior to the Execution Time, unless the Representatives agree in writing to a later time, the Registration Statement will become effective not later than (i) 6:00 p.m. New York City time on the date of determination of the public offering price, if such determination occurred at or prior to 3:00 p.m. New York City time on such date or (ii) 9:30 a.m. on the Business Day following the day on which the public offering price was determined, if such determination occurred after 3:00 p.m. New York City time on such date; if filing of the Prospectus, or any supplement thereto, is required pursuant to Rule 424(b), the Prospectus, and any such supplement, will be filed in the manner and within the time period required by Rule 424(b); and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
     (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Common Stock, the Registration Statement and the Prospectus, and all other legal matters relating to this Agreement and transactions contemplated hereby, shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.
     (c) The Company shall have requested and caused Reeder & Simpson P.C., special Marshall Islands counsel for the Company, to have furnished to the Representatives their written opinion, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit B.
     (d) The Company shall have requested and caused Charles Russell LLP, special British Virgin Islands counsel for the Company, to have furnished to the Representatives their written opinion, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit C.

     (e) The Company shall have requested and caused Broad and Cassel, counsel for the Company, to have furnished to the Representatives their written opinion and letter, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit D.
     (f) The Company shall have requested and caused Flott & Co. P.C., special United States counsel for the Company, to have furnished to the Representatives their written opinion, dated the Closing Date and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives, to the effect that:
     (i) Tax Opinion. The opinion of Flott & Co. P.C. that is filed as Exhibit 8.1 to the Registration Statement is confirmed and the Underwriters may rely upon such opinion as if it were addressed to them.
     (g) The Company shall have requested and caused Higgs & Johnson, special Bahamian counsel for the Company, to have furnished to the Representatives their written opinion, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit E.
     (h) The Company shall have requested and caused Appleby, special counsel for the Isle of Man for the Company, to have furnished to the Representatives their written opinion, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit F.
     (i) The Company shall have requested and caused the General Counsel of the Company to have furnished to the Representatives a letter, dated the Closing Date and addressed to the Representatives, in the form attached as Exhibit G.
     (j) The Representatives shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (k) The Company shall have furnished to the Representatives a certificate of the Company, signed by the principal executive officer and the principal financial officer of the Company, dated the Closing Date and addressed to the Representatives, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Prospectus and any amendment or supplement thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:
     (i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;
     (ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and
     (iii) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no material adverse effect on the general affairs, condition (financial or otherwise), earnings, results of operations, business, properties, assets or prospects of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).
     (l) The Company shall have requested and caused PricewaterhouseCoopers, S.A., KPMG Certified Auditors, AE and Weinberg & Company, P.A. to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in the form of the following exhibits to this Agreement:
     (i) PricewaterhouseCoopers, S.A. — Exhibit H;
     (ii) KPMG Certified Auditors, AE — Exhibit I;

     (iii) Weinberg & Company, P.A. — Exhibit J;

     (iv) KPMG Certified Auditors, AE — Exhibit K; and

     (v) KPMG Certified Auditors, AE — Exhibit L.
     (m) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (m) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, stockholders’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Seanergy/BET Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the

Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).
     (n) Prior to the Closing Date, the Seanergy/BET Entities shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.
     (o) The Securities shall have been listed on the NASDAQ Global Market, and satisfactory evidence of such listing shall have been provided to the Representatives.
     (p) At or prior to the Execution Time, the Company shall have furnished to the Representatives a lock-up letter substantially in the form of Exhibit A hereto, or otherwise in the form previously provided to and accepted by the Representatives, from each individual or entity listed on Schedule VI hereto to the Representatives.
     (q) At or prior to the Closing Date, the Company shall have consummated the Concurrent Sale as described herein and satisfactory evidence of such consummation shall have been provided to the Representatives and each entity purchasing Securities in the Concurrent Sale shall have furnished to the Representatives a lock-up letter substantially in the form of Exhibit A hereto.
     (r) FINRA shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.
          If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.
          The documents required to be delivered by this Section 6 shall be delivered at the office of Cravath, Swaine & Moore LLP, counsel for the Underwriters, at Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, on the Closing Date.
          7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated, the Company will reimburse the Underwriters severally on demand for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Section 5(n) and to reimburse each Underwriter for the full amount of its reasonable accountable expenses incurred to such date (which shall include, but shall not be limited to, all fees and disbursements of the Underwriters’ counsel (not to exceed $150,000), travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by the Underwriters in conducting their due diligence).
          8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the

Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus or the Prospectus or in any amendment thereof or supplement thereto, or any materials or information provided to investors by, or with the written approval of, the Company in connection with the marketing of the offering of the Securities, including any road show or investor presentations made to investors by the Company (whether in person or electronically), or which arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
     (b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the indemnity in Section 8(a) from the Company to each Underwriter, but only with reference to written information furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and (ii) under the heading “Underwriting”, (A) the list of Underwriters and their respective participation in the sale of the Securities, (B) the sentences related to concessions and reallowances and (C) the three paragraphs, including bullet points, related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus or the Prospectus.
     (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.
     (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the Offering; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the Offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).
     (e) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the Concurrent Sale.
          9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate number of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.
          10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the NASDAQ Global Market or trading in securities generally on the NASDAQ Global Market or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Prospectus (exclusive of any supplement thereto).
          11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.
          12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Maxim Group LLC, James Siegel, Esq., 405 Lexington Avenue, New York, NY 10174 (fax no. 212-895-3888), with a copy to Maxim Group LLC, Clifford Teller, 405 Lexington Avenue, New York, NY 10174 (fax no. 212-895-3783); or, if sent to the Company, will be mailed, delivered or telefaxed to Seanergy Maritime Holdings Corp., Dale Ploughman, Chief Executive Officer, 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece (fax no. +30 210-96-38-450), with a copy to Broad and Cassel, A. Jeffry Robinson, Esq., 2 South Biscayne Blvd., 21st Floor, Miami, Florida 33131 (fax no. 305-373-9443).
          13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.
          14. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which they may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the

Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Offering (irrespective of whether any of the Underwriters has advised or is currently advising it on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
          15. Integration. Except as provided in paragraph 7(b) and Exhibit A of the letter of engagement, dated January 7, 2010, between the Company and the Representatives, this Agreement supersedes all other prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.
          16. Judicial Proceedings.
     (a) The Company irrevocably (i) agrees that any legal suit, action or proceeding against it arising out of or based upon this Agreement, the transactions contemplated hereby or alleged violations of the securities laws of the United States or any state in the United States may be instituted in any New York court, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any New York court and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company has appointed CorpDirect Agents, Inc., as its authorized agent (the “Authorized Agent”), upon whom process may be served in any such action arising out of or based on this Agreement, the transactions contemplated hereby or any alleged violations of the securities laws of the United States or any state in the United States which may be instituted in any New York court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.
     (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase U.S. dollars with such other currency in the City of New York on the business day preceding that on which final judgment is given. The obligations of the Company in respect of any sum due from it to the Underwriters shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day, following receipt by the Underwriters of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Underwriters may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Underwriters hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the Underwriters against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the Underwriters hereunder, the Underwriters agree to pay to the applicable Company an amount equal to the excess of the dollars so purchased over the sum originally due to the Underwriters hereunder.
          17. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
          18. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
          19. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
           “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
          “Commission” shall mean the Securities and Exchange Commission.
          “Disclosure Package” shall mean (i) Preliminary Prospectus that is generally distributed to investors and used to offer the Securities and (ii) the other information, if any, identified in Schedule IV hereto.
          “Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
          “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
          “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.
          “Preliminary Prospectus” shall mean any preliminary prospectus referred to in Section 1(a) above and any preliminary prospectus included in the Registration Statement at the Effective Date that omits Rule 430A Information.
          “Prospectus” shall mean the prospectus relating to the Securities that is first filed pursuant to Rule 424(b) after the Execution Time or, if no filing pursuant to Rule 424(b) is required, shall mean the form of final prospectus relating to the Securities included in the Registration Statement at the Effective Date.
          “Registration Statement” shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430A, as amended at the Execution Time (or, if not effective at the Execution Time, in the form in which it shall become effective) and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be. Such term shall include any Rule 430A Information deemed to be included therein at the Effective Date as provided by Rule 430A.
          “Rule 158”, “Rule 172”, “Rule 405”, “Rule 424”, “Rule 430A”, “Rule 462” and “Rule 468” refer to such rules under the Act.
          “Rule 430A Information” shall mean information with respect to the Securities and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.
          “Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours, Seanergy Maritime Holdings Corp.
By:
Name:
Title:

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.
Maxim Group LLC

By:	Maxim Group LLC

By:
Name:
Title:

Rodman & Renshaw, LLC

By:	Rodman & Renshaw, LLC

By:
Name:
Title:

For themselves and the other
several Underwriters named in
Schedule I to the foregoing
Agreement.

SCHEDULE I

Number of Underwritten Securities
Underwriters	to be Purchased
Maxim Group LLC
Rodman & Renshaw, LLC

Total

SCHEDULE II

	Jurisdiction of		Jurisdiction of
Subsidiary	Incorporation	Vessel Name	Registration
Martinique International Corp.	British Virgin Islands	M/V Bremen Max	Isle of Man

Harbour Business International Corp.	British Virgin Islands	M/V Hamburg Max	Isle of Man

Amazons Management Inc.	Republic of the Marshall Islands	M/V Davakis G	Bahamas

Lagoon Shipholding Ltd.	Republic of the Marshall Islands	M/V Delos Ranger	Bahamas

Waldeck Maritime Co.	Republic of the Marshall Islands	M/V African Zebra	Bahamas

Cynthera Navigation Ltd	Republic of the Marshall Islands	M/V African Oryx	Bahamas

Quex Shipping Inc.	British Virgin Islands	BET Commander	Isle of Man

Rossington Marine Corp.	British Virgin Islands	BET Intruder	Isle of Man

Rayford Navigation Corp.	British Virgin Islands	BET Prince	Isle of Man

Pulford Ocean Inc.	British Virgin Islands	BET Scouter (ex Sadkhana)	Isle of Man

Lewisham Maritime Inc.	British Virgin Islands	BET Fighter (ex Ferosa)	Isle of Man

Motion Shipholding Co.	Republic of the Marshall Islands

SCHEDULE III
1.	African Oryx Time Charter Party, dated July 14, 2009, between Cynthera Navigation Ltd., as Owner and MUR Shipping B.V., as Charterers of the City of Amsterdam

2.	African Zebra Time Charter Party, dated July 14, 2009, between Waldeck Maritime Co., as Owners and MUR Shipping B.V., as Charterers of the City of Amsterdam

3.	BET Commander Time Charter Party, dated July 7, 2009, between Quex Shipping Inc., as Owners and South African Marine Corp. S. A., as Charterers of the City of Nicosia

4.	BET Fighter Time Charter Party, dated July 7, 2009, between Lewisham Maritime Inc., as Owner and South African Marine Corp. S.A., as Charterers of the City of Nicosia

5.	BET Intruder Time Charter Party, dated July 7, 2009, between Rossington Marine Corp., as Owner and South African Marine Corp. S.A., as Charterers of the City of Nicosia

6.	BET Prince Time Charter Party, dated July 7, 2009, between Rayford Navigation Corp., as Owner and South African Marine Corp. S.A., as Charterers of the City of Nicosia

7.	BET Scouter Time Charter Party, dated July 7, 2009, between Pulford Ocean Inc., as Owner and South African Marine Corp., as Charterers of the City of Nicosia

8.	Addendum No. 1, dated May 26, 2008 to M/V Hamburg Max Time Charter Party dated May 26, 2008, dated July 24, 2009 between Harbour Business International Corp., as Owner and South African Marine Corp. S.A., as Charterers of the City of Nicosia

9.	Addendum No. 1, dated July 24, 2009 to M/V Bremen Max Time Charter Party dated May 26, 2008, between Martinique International Corp., as Owner and South African Marine Corp. S.A., as Charterers of the City of Nicosia

SCHEDULE IV
Schedule of other information included in the Disclosure Package:
1. Number of Underwritten Securities: [●]
2. 45-day over-allotment option period from Closing Date; number of Option Securities: [●]
3. Number of Concurrent Securities: [●]
4. Price to public: $[●]
5. Representatives’ Warrants exercisable for a period commencing six months from the Effective Date and expiring five years from the Effective Date.

SCHEDULE V

Number of Concurrent Securities
Purchaser in the Concurrent Sale	to be Purchased

[ • ]
Total

SCHEDULE VI
1.	Georgios Koutsolioutsos

2.	Dale Ploughman

3.	Christina Anagnostara

4.	Ioannis Tsigkounakis

5.	Alexios Komninos

6.	Kostas Koutsoubelis

7.	Elisa M. Culucundis

8.	George Taniskidis

9.	Kyriakos Dermatis

10.	Dimitrios N. Panagiotopoulos

11.	George Tsimpis

12.	Dimitris Anagnostopoulos

13.	United Capital Investments Corp.

14.	Atrion Shipholding S.A.

15.	Plaza Shipholding Corp.

16.	Comet Shipholding Inc.

17.	Benbay Limited

18.	United Capital Trust, Inc.

19.	[Each entity purchasing shares in the concurrent sale, to the extent not named above in this Schedule VI.]

EXHIBIT A
Seanergy Maritime Holdings Corp.
Public Offering of Common Stock
[●], 2010
Maxim Group LLC
Rodman & Renshaw, LLC
As the Representatives of the several Underwriters,
c/o Maxim Group LLC
Investment Banking
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Ladies and Gentlemen:
          This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”), and you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company.
          In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Maxim Group LLC and Rodman & Renshaw, LLC, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for the Company’s capital stock, or publicly announce an intention to effect any such transaction, for 90 days after the date of the Underwriting Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by Maxim Group LLC and Rodman & Renshaw, LLC.
          If (i) the Company issues an earnings release or announces material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless Maxim Group LLC and Rodman &

EXHIBIT A
Renshaw, LLC waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice to the undersigned of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered to the undersigned will be deemed to have been given to, and received by, the undersigned.
          If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this lock-up agreement shall likewise automatically be terminated.
Yours very truly,
[Signature of officer, director or major stockholder]
[Name and address of officer, director or major
stockholder]

EXHIBIT B
FORM OF OPINION OF REEDER & SIMPSON P.C.

EXHIBIT C
FORM OF OPINION OF CHARLES RUSSELL LLP

EXHIBIT D
FORM OF OPINION OF BROAD & CASSEL

EXHIBIT E
FORM OF OPINION OF HIGGS & JOHNSON

EXHIBIT F
FORM OF OPINION OF APPLEBY

EXHIBIT G
FORM OF COMFORT LETTER OF PRICEWATERHOUSECOOPERS, S.A.
SEANERGY MARITIME (HOLDINGS) CORP.

EXHIBIT H
FORM OF COMFORT LETTER OF WEINBERG & COMPANY, P.A.
SEANERGY MARITIME CORP.

EXHIBIT I
FORM OF COMFORT LETTER OF KPMG CERTIFIED AUDITORS AE
SEANERGY MARITIME HOLDINGS CORP.
(SUCCESSOR TO SEANERGY MARITIME CORP.)

EXHIBIT J
FORM OF COMFORT LETTER OF KPMG CERTIFIED AUDITORS AE
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

EXHIBIT K
FORM OF COMFORT LETTER OF KPMG CERTIFIED AUDITORS AE
GOLDIE NAVIGATION LTD., PAVEY SERVICES LTD., SHORELINE UNIVERSAL LTD., VALDIS MARINE CORP.,
KALISTOS MARITIME S.A., AND KALITHEA MARITIME S.A.